Exhibit 99.2

Transmeridian Exploration Clarifies Wire Reports on

Environmental Inspections of Gasha Field

Houston, Texas July 27, 2007 (PRIMENEWSWIRE) – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that, in response to press reports regarding alleged environmental violations at the Gasha field in Dagestan, Russia, in which the company indirectly owns a 50% interest, it has not received any official notification of any violation of the licensing agreement covering the field. The company has conducted a base study of the environmental damages resulting from the previous development work conducted during the Soviet era from 1950-1975. The current work program as submitted to the government provides for remediation of these damages as well as a plan to handle all environmental contamination in accordance with applicable rules and regulations.

Transmeridian, through a wholly owned Cyprus subsidiary, has invested about $3.5 million in the acquisition of a 50% interest in the field and early stage evaluation work. The field is not currently producing and the company books no reserves from the field. The field is operated by DNK LLC, and the company does not plan to conduct significant additional development activities during the balance of 2007.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

5847 San Felipe, Suite 4300

Houston, Texas 77057

Phone: 713-458-1100

Fax: 713-781-6593

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.